October 11, 2019

Scott Schenkel
VIA ELECTRONIC DELIVERY

RE: INTERIM CHIEF EXECUTIVE OFFICER COMPENSATION

Dear Scott:

Effective on September 25, 2019, you were appointed Interim Chief Executive Officer, to perform all duties and responsibilities necessary and appropriate as Interim Chief Executive Officer and as the “principal executive officer” (for purposes of SEC purposes) of eBay.

In recognition of the additional duties and responsibilities you have assumed as Interim Chief Executive Officer, you will be entitled to receive:

(1) a monthly performance bonus in the amount of $125,000 for each month in which you serve as Interim Chief Executive Officer (including a prorated amount for any partial month of service), less applicable tax and payroll withholdings; and

(2) by no later than October 15, 2019, an award of restricted stock units (“RSUs”) and an award of performance-based restricted stock units (“PBRSUs”), as described in the following paragraphs.  The grant is described as a U.S. dollar value.  For the RSU award, the number of shares to be granted will be determined by dividing the U.S. dollar value of the RSU award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock.  For the PBRSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock. The “Average eBay Closing Price” shall be calculated based on the average of the closing prices of eBay common stock in U.S. dollars for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be granted an award of RSUs valued at USD $4,000,000 to be granted under the terms and conditions of eBay’s current stock plans (the “Plans”) as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date).  The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 1/16th of the shares subject to the RSU award will vest on January 15, 2020, and an additional 1/16th of the shares subject to the award each three month period thereafter, subject to applicable taxes and withholdings.

You will also be granted an award of PBRSUs valued at USD $4,000,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date).  The PBRSUs will be subject to performance over the period January 1, 2019 through December 31, 2020 under the 2019-2020 PBRSU cycle and will have the same performance goals and modifiers set for other similarly situated officers in the 2019-2020 PBRSU cycle. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. Any PBRSUs earned for this cycle will vest as to 100% of the earned shares in March 2022, subject to your continued employment with an eBay company.

Finally, as Interim Chief Executive Officer, you will also be encouraged to use the corporate airplane for personal travel to reduce possible security concerns where relevant, in accordance with eBay’s policy as described in the most recent annual proxy statement.

Except as otherwise provided in this letter, there will be no changes to your annual rate of base salary or other compensation opportunities from those applicable to you in your position as Senior Vice President, Chief Financial Officer at eBay, including without limitation your annual bonus opportunity under the eBay Incentive Plan, the severance and change in control benefits described in the letter agreement dated September 30, 2014, and your continued eligibility to participate in eBay’s equity grant program, and other welfare and fringe benefit plans of eBay.

For the avoidance of doubt, your employment as Interim Chief Executive Officer and “principal executive officer” shall be “at-will” and as such the Board of Directors may remove you from any such positions at any time and for any reason, with or without notice. However, so long as you are offered the opportunity to return to your position, duties and responsibilities as Senior Vice President, Chief Financial Officer, any such removal will not give rise to any entitlements for you to receive vesting, severance or other payments or benefits under any compensation or benefit plan, program or policy.

Finally, The Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement that you executed in conjunction with your commencement of employment also remain in force.

Scott, on behalf of the entire eBay team, thank you for your willingness to serve during this transitional time.

Very truly yours,

/s/ Kristin Yetto
Kristin Yetto
Senior Vice President, Chief People Officer

ACCEPTED:

/s/ Scott Schenkel
Scott Schenkel

October 11, 2019
Date

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